7701 Forsyth Boulevard Suite 800 St. Louis, Missouri 63105	Phone: 314.854.8000 Fax: 314.854.8003

www.Belden.com
News Release

From:	Belden Dee Johnson 314.854.8054
For Immediate Release — March 2, 2007
BELDEN TO OFFER SENIOR SUBORDINATED NOTES
ST. LOUIS, Missouri—Belden (NYSE: BDC) announced today that it is planning to offer $350 million aggregate principal amount of senior subordinated notes due 2017. Belden intends to use the net proceeds from this offering to finance the acquisition of LTK Wiring Company Limited and certain of its affiliates, repay existing debt under its senior secured credit facility, pay related fees and expenses and for general corporate purposes. The notes will be unsecured senior subordinated obligations of Belden and will be guaranteed on a senior subordinated basis by its current and future material domestic subsidiaries. The notes will bear interest at a fixed rate.
The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
This news release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
Forward-Looking Statements
Statements in this news release other than historical facts are “forward-looking statements.” These forward-looking statements are based on forecasts and projections about the industries served by the company and about general economic conditions. They reflect management’s beliefs and expectations. They are not guarantees of future performance and they involve risk and uncertainty. The company’s actual results may differ materially from these expectations. Some of the factors that could cause actual results to differ from expectations include general economic and market conditions and other factors beyond the company’s control. Please see the Risk Factors in Belden’s Annual Report on Form 10-K filed March 1, 2007 for additional information about factors that could cause the company’s results to differ from expectations. The forward-looking statements contained in this news release include statements related to the completion of the notes offering. The offering of the notes is subject to market and other customary conditions and there can be no assurance that the sale of the notes will ultimately be consummated as described or at all. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except for its ongoing obligations to disclose material information under the federal securities laws, Belden disclaims any duty to update any forward-looking statements as a result of new information, future developments or otherwise.
About Belden
Belden is a leader in the design, manufacture, and marketing of signal transmission products for data networking and a wide range of specialty electronics markets including entertainment, industrial, security and aerospace applications. To obtain additional information contact Investor Relations at 314-854-8054, or visit our website at www.belden.com.